AGREEMENT AND PLAN OF MERGER

                         dated as of November 10, 1996

                                  by and among

                               HFS INCORPORATED,

                               MERCURY ACQ. CORP.

                                      and

                                PHH CORPORATION



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                               TABLE OF CONTENTS

      This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

                                                                           Page
                                                                            No.
                                   ARTICLE I

                                   THE MERGER

         1.01  The Merger...................................................  1
         1.02  Closing......................................................  2
         1.03  Effective Time...............................................  2
         1.04  Restated Articles and Bylaws of the Surviving
                       Corporation..........................................  2
         1.05  Directors and Officers of the Surviving
                       Corporation..........................................  2
         1.06  Effects of the Merger........................................  3
         1.07  Further Assurances...........................................  3

                                   ARTICLE II

                              CONVERSION OF SHARES

         2.01  Conversion of Capital Stock..................................  3
         2.02  Exchange of Certificates.....................................  5

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         3.01  Organization and Qualification...............................  8
         3.02  Capital Stock................................................  9
         3.03  Authority Relative to this Agreement......................... 10
         3.04  Non-Contravention; Approvals and Consents.................... 11
         3.05  SEC Reports and Financial Statements......................... 12
         3.06  Absence of Certain Changes or Events......................... 13
         3.07  Absence of Undisclosed Liabilities........................... 13
         3.08  Legal Proceedings............................................ 13
         3.09  Information Supplied......................................... 14
         3.10  Compliance with Laws and Orders.............................. 14
         3.11  Compliance with Agreements; Certain Agreements............... 15
         3.12  Taxes.  ..................................................... 16
         3.13  Employee Benefit Plans; ERISA................................ 18
         3.14  Labor Matters................................................ 20
         3.15  Environmental Matters........................................ 20
         3.16  Intellectual Property Rights................................. 22

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                                                                           Page
                                                                            No.

         3.17  Vote Required................................................ 23
         3.18  Opinion of Financial Advisor................................. 23
         3.19  Company Rights Agreement..................................... 23
         3.20  Ownership of Parent Common Stock............................. 24
         3.21  Sections 3-602 and 3-702 of the MGCL Not
                       Applicable........................................... 24
         3.22  Accounting Matters........................................... 24
         3.23  Insurance.................................................... 24
         3.24  Records...................................................... 25
         3.25  Mortgage Banking Licenses and Qualifications................. 25
         3.26  Loan Portfolio............................................... 25
         3.27  Loan Documents............................................... 27
         3.28  No Recourse.................................................. 28
         3.29  Mortgage Servicing Agreements................................ 29
         3.30  Compliance with Mortgage Banking Regulations................. 29
         3.31  Custodial Accounts........................................... 31
         3.32  Inquiries.................................................... 31
         3.33  Advances..................................................... 32

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         4.01  Organization and Qualification............................... 32
         4.02  Capital Stock................................................ 33
         4.03  Authority Relative to this Agreement......................... 34
         4.04  Non-Contravention; Approvals and Consents.................... 34
         4.05  SEC Reports and Financial Statements......................... 36
         4.06  Absence of Certain Changes or Events......................... 36
         4.07  Absence of Undisclosed Liabilities........................... 36
         4.08  Legal Proceedings............................................ 37
         4.09  Information Supplied......................................... 37
         4.10  Compliance with Laws and Orders.............................. 38
         4.11  Compliance with Agreements; Certain Agreements............... 38
         4.12  Taxes.  ..................................................... 39
         4.13  Employee Benefit Plans; ERISA................................ 39
         4.14  Labor Matters................................................ 41
         4.15  Environmental Matters........................................ 41
         4.16  Intellectual Property Rights................................. 42
         4.17  Opinion of Financial Advisor................................. 43
         4.18  Ownership of Company Common Stock............................ 43
         4.19  Accounting Matters........................................... 44
         4.20  Vote Required................................................ 44



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                                                                           Page
                                                                            No.

                                    ARTICLE V

                                    COVENANTS

         5.01  Covenants of the Company and Parent.......................... 44
         5.02  No Solicitations............................................. 48
         5.03  Company Rights Agreement..................................... 49
         5.04  Conduct of Business of Sub................................... 50
         5.05  Third Party Standstill Agreements............................ 50
         5.06  Purchases of Common Stock of the Other Party................. 50

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.01  Access to Information; Confidentiality....................... 50
         6.02  Preparation of Registration Statement and Proxy
                       Statement............................................ 52
         6.03  Approval of Stockholders..................................... 52
         6.04  Company Affiliates........................................... 53
         6.05  Stock Exchange Listing....................................... 53
         6.06  Certain Tax Matters.......................................... 54
         6.07  Regulatory and Other Approvals............................... 54
         6.08  Employee Benefit Plans....................................... 54
         6.09  Company Option Plans......................................... 55
         6.10  Directors' and Officers' Indemnification and
                       Insurance............................................ 55
         6.11  Appointment of Director...................................... 57
         6.12  Expenses..................................................... 57
         6.13  Brokers or Finders........................................... 57
         6.14  Takeover Statutes............................................ 58
         6.15  Conveyance Taxes............................................. 58
         6.16  Pooling of Interests......................................... 58

                                  ARTICLE VII

                                   CONDITIONS

         7.01  Conditions to Each Party's Obligation to Effect
                       the Merger........................................... 59
         7.02  Conditions to Obligation of Parent and Sub to
                       Effect the Merger.................................... 60
         7.03  Conditions to Obligation of the Company to Effect
                       the Merger........................................... 63


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                                                                           Page
                                                                            No.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

         8.01  Termination.................................................. 65
         8.02  Effect of Termination........................................ 66
         8.03  Amendment.................................................... 67
         8.04  Waiver. ..................................................... 68

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.01  Non-Survival of Representations, Warranties,
                       Covenants and Agreements............................. 68
         9.02  Notices...................................................... 68
         9.03  Entire Agreement; Incorporation of Exhibits.................. 70
         9.04  Public Announcements......................................... 70
         9.05  No Third Party Beneficiary................................... 70
         9.06  No Assignment; Binding Effect................................ 70
         9.07  Headings..................................................... 71
         9.08  Invalid Provisions........................................... 71
         9.09  Governing Law................................................ 71
         9.10  Enforcement of Agreement..................................... 71
         9.11  Certain Definitions.......................................... 71
         9.12  Counterparts................................................. 73



EXHIBITS

EXHIBIT A    Form of Affiliate Agreement

                           GLOSSARY OF DEFINED TERMS

                  The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"affiliate"                                       --       Section 9.11(a)
"Affiliate Agreement"                             --       Section 6.04
"Agency"                                          --       Section 3.28
"Agreement"                                       --       Preamble
"Alternative Proposal"                            --       Section 5.02
"Antitrust Division"                              --       Section 6.07
"Articles of Merger"                              --       Section 1.03
"Audits"                                          --       Section 3.12
"Average Price"                                   --       Section 2.01(c)(i)
"beneficially"                                    --       Section 9.11(b)
"business day"                                    --       Section 9.11(c)
"CERCLA"                                          --       Section 3.15(d)
"Certificates"                                    --       Section 2.02(b)
"Closing"                                         --       Section 1.02
"Closing Date"                                    --       Section 1.02
"Code"                                            --       Preamble
"Company"                                         --       Preamble
"Company Affiliates"                              --       Section 6.04
"Company Common Stock"                            --       Section 2.01(b)
"Company Disclosure Letter"                       --       Section 3.01
"Company Employee Benefit Plans"                  --       Section 3.13(b)(i)
"Company Financial Statements"                    --       Section 3.05
"Company Option Plans"                            --       Section 2.01(d)
"Company Permits"                                 --       Section 3.10
"Company Preferred Stock"                         --       Section 3.02
"Company Rights"                                  --       Section 3.02
"Company Rights Agreement"                        --       Section 3.02
"Company SEC Reports"                             --       Section 3.05
"Company Series A Preferred Stock"                --       Section 3.02
"Company Stock Option"                            --       Section 6.09
"Company Stockholders' Approval"                  --       Section 6.03
"Company Stockholders' Meeting"                   --       Section 6.03
"Company Tax Certificate"                         --       Section 7.02(d)
"Confidentiality Agreement"                       --       Section 6.01(b)
"Constituent Corporations"                        --       Section 1.01
"Contracts"                                       --       Section 3.04(a)
"control," "controlling," "controlled
   by" and "under common control with"            --       Section 9.11(a)
"Conversion Number"                               --       Section 2.01(c)
"Custodial Accounts"                              --       Section 3.31
"Department"                                      --       Section 1.03
"Effective Time"                                  --       Section 1.03
"Environmental Claim"                             --       Section 3.15(g)
"Environmental Law"                               --       Section 3.15(g)


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



"Environmental Permits"                           --       Section 3.15(a)
"ERISA"                                           --       Section 3.13(d)(i)
"ERISA Affiliate"                                 --       Section 3.13(d)
"Exchange Act"                                    --       Section 3.04(b)
"Exchange Agent"                                  --       Section 2.02(a)
"Exchange Fund"                                   --       Section 2.02(a)
"FHA"                                             --       Section 3.25
"FHA Loan"                                        --       Section 3.25
"FHLMA"                                           --       Section 3.25
"FNMA"                                            --       Section 3.25
"GNMA"                                            --       Section 3.25
"FTC"                                             --       Section 6.07
"Governmental or Regulatory Authority"            --       Section 3.04(a)
"group"                                           --       Section 9.11(f)
"Hazardous Material"                              --       Section 3.15(g)
"HSR Act"                                         --       Section 3.04(b)
"HUD"                                             --       Section 3.30
"Indemnified Liabilities"                         --       Section 6.10(a)
"Indemnified Parties"                             --       Section 6.10(a)
"Indemnifying Party"                              --       Section 6.10(a)
"Insurer"                                         --       Section 3.27
"Intellectual Property"                           --       Section 3.16
"knowledge"                                       --       Section 9.11(d)
"laws"                                            --       Section 3.04(a)
"Lien"                                            --       Section 3.02(b)
"Licenses"                                        --       Section 3.25
"Loan Documents"                                  --       Section 3.27
"Loss"                                            --       Section 3.28
"material", "material adverse
   effect" and "materially adverse"               --       Section 9.11(e)
"Merger"                                          --       Preamble
"MGCL"                                            --       Section 1.01
"Minimum Average Price"                           --       Section 7.03(f)
"Mortgage Loan"                                   --       Section 3.26
"Mortgage Servicing Agreement"                    --       Section 3.26
"Mortgage Servicing Portfolio"                    --       Section 3.26
"NYSE"                                            --       Section 2.01(c)
"Options"                                         --       Section 3.02
"orders"                                          --       Section 3.04(a)
"Parent"                                          --       Preamble
"Parent Common Stock"                             --       Section 2.01(c)
"Parent Disclosure Letter"                        --       Section 4.01
"Parent Employee Benefit Plans"                   --       Section 4.13(c)
"Parent Financial Statements"                     --       Section 4.05
"Parent Permits"                                  --       Section 4.10
"Parent Preferred Stock"                          --       Section 4.02(a)
"Parent SEC Reports"                              --       Section 4.05
"Parent Stockholders' Approval"                   --       Section 6.03(b)
"Parent Stockholders' Meeting"                    --       Section 6.03(b)
"Parent Tax Certificate"                          --       Section 7.02(d)
"PBGC"                                            --       Section 3.13(c)

"person"
"Plan"                                            --       Section 3.13(d)(ii)
"Proxy Statement"                                 --       Section 3.09
"Recent Company SEC Reports"                      --       Section 9.11(j)
"Recent Parent SEC Reports"                       --       Section 9.11(k)
"Recourse Loan"                                   --       Section 3.28
"Registration Statement"                          --       Section 4.09
"Regulations"                                     --       Section 3.27
"Representatives"                                 --       Section 9.11(g)
"Sales Price"                                     --       Section 2.01(c)(i)
"SEC"                                             --       Section 3.04(b)
"Securities Act"                                  --       Section 3.04(b)
"Servicing Released Loans"                        --       Section 3.28
"Servicing Sale Loan"                             --       Section 3.28
"Significant Subsidiaries"                        --       Section 9.11(h)
"Stockholders' Meeting"                           --       Section 6.03(a)
"Sub"                                             --       Preamble
"Sub Common Stock"                                --       Section 2.01(a)
"Subsidiary"                                      --       Section 9.11(i)
"Surviving Corporation"                           --       Section 1.01
"Surviving Corporation Common Stock"              --       Section 2.01(a)
"tax return"                                      --       Section 3.12(c)
"taxes"                                           --       Section 3.12(c)
"Trading Day"                                     --       Section 2.01(c)(i)
"VA"                                              --       Section 3.25
"VA Loans"                                        --       Section 3.25
"VA No Bids"                                      --       Section 3.28
"Warehouse Loans"                                 --       Section 3.26


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



                  This AGREEMENT AND PLAN OF MERGER dated as of November 10, 1996 (this "Agreement") is made and entered into by and among HFS INCORPORATED, a Delaware corporation ("Parent"), MERCURY ACQ. CORP., a Maryland corporation wholly owned by Parent ("Sub"), and PHH CORPORATION, a Maryland corporation (the "Company").

                  WHEREAS, the Boards of Directors of Parent, Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which Sub would merge with and into the Company and the Company would become a wholly-owned subsidiary of Parent (the "Merger");

                  WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Sub;

                  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

                  WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests;

                  WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

                  1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, upon the terms and subject to the conditions of this Agreement, Sub shall be merged with and into the Company in accordance with the Maryland General Corporation Law (the "MGCL"). At the Effective

Time, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). Sub and the Company are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or cancelled in the manner provided in Article II.

                  1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.01, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m., local time, on the second business day following satisfaction of the condition set forth in
Section 7.01(a), unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date"). At the Closing there shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered under Article VII.

                  1.03 Effective Time. On the Closing Date, articles of merger (the "Articles of Merger") shall be executed by the Constituent Corporations and thereafter delivered to the Department of Assessments and Taxation of the State of Maryland (the "Department") for filing, as provided in Section 3-107 of the MGCL, as soon as practicable on the Closing Date. The Merger shall become effective at the time of the filing of the Articles of Merger with the Department (the date and time of such filing being referred to herein as the "Effective Time").

                  1.04 Restated Articles and Bylaws of the Surviving Corporation. At the Effective Time, (i) the Restated Articles of the Company as in effect immediately prior to the Effective Time shall be the Restated Articles of the Surviving Corporation until thereafter amended as provided by law and such Restated Articles, and (ii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Restated Articles of the Surviving Corporation and such Bylaws.

                  1.05 Directors and Officers of the Surviving Corporation. The directors and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Restated Articles and Bylaws. Upon the reasonable request of Parent, the Company will use reasonable efforts to cause the directors of Company as of the Effective Time to resign as directors of Company, and will cause any directors of the Company's Subsidiaries to resign.

                  1.06 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the MGCL.

                  1.07 Further Assurances. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

                                   ARTICLE II

                              CONVERSION OF SHARES

                  2.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

                  (a) Capital Stock of Sub. Each issued and outstanding share of the common stock, par value $.01 per share, of Sub ("Sub Common Stock") shall be converted into and become one (1) fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate representing outstanding shares of Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

                  (b) Cancellation of Treasury Stock and Stock Owned by Parent and Subsidiaries. All shares of common stock, without par value, of the Company ("Company Common Stock"), together with the associated Company Rights, that are owned by the Company as treasury stock and any shares of Company Common Stock, together with the associated Company Rights owned by Parent, Sub or any other wholly-owned Subsidiary of Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

                  (c) Exchange Ratio for Company Common Stock. (i) Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b)), together with the associated Company Right, shall be converted into the right to receive the number (the "Conversion Number") of fully paid and nonassessable shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock") represented by a quotient (rounded upward, if necessary, to the nearest one-thousandth) determined by dividing $49.50 by the Average Price with respect to the date of the Company Stockholders' Meeting; provided, however, that in no event will such quotient be greater than .8250 or less than .6111, subject to adjustment in accordance with the next following subsection.

                  The "Average Price", with respect to any date, shall be equal to the arithmetic average of the Sales Price on each of the last twenty (20) Trading Days preceding the fifth Trading day before such date. The term "Sales Price" shall mean, on any Trading Day, the closing sales price of Parent Common Stock reported on the New York Stock Exchange, Inc. ("NYSE") Composite Tape on such day. The term "Trading Day" shall mean any day on which securities are traded on the NYSE.

             (ii) If, prior to the Effective Time, Parent shall pay a dividend in, subdivide, combine into a smaller number of shares or issue by reclassification of its shares, any shares of Parent Common Stock, the Conversion Number or the Minimum Average Price, as applicable, shall be multiplied by a fraction, the numerator of which shall be the number of shares of Parent Common Stock outstanding immediately after, and the denominator of which shall be the number of such shares outstanding immediately before, the occurrence of such event, and the resulting product shall from and after the date of such event be the Conversion Number or the Minimum Average Price, as applicable, subject to further adjustment in accordance with this sentence.

            (iii) All shares of Company Common Stock converted in accordance with paragraph (i) of this Section 2.01(c) and associated Company Rights shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor (determined in accordance with Section 2.02(e)), upon the surrender of such certificate in accordance with Section 2.02, without interest.

            (d) Stock Option Plans. The Company stock option plans set forth in
Section 2.01(d) of the Company Disclosure Letter (the "Company Option Plans") and each option to purchase Company Common Stock granted thereunder that is outstanding at the Effective Time shall be converted as described in Section 6.09, subject to receipt of required consents, if any, necessary in order to avoid a violation of any Company Option Plan or agreement thereunder.

                  2.02  Exchange of Certificates.

                  (a) Exchange Agent. Promptly following the Effective Time, Parent shall make available to the Surviving Corporation for deposit with a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the "Exchange Agent"), certificates representing the number of duly authorized whole shares of Parent Common Stock issuable in connection with the Merger plus an amount of cash equal to the aggregate amount payable in lieu of fractional shares in accordance with Section 2.02(e), to be held for the benefit of and distributed to such holders in accordance with this Section. The Exchange Agent shall agree to hold such shares of Parent Common Stock and funds (such shares of Parent Common Stock and funds, together with earnings thereon, being referred to herein as the "Exchange Fund") for delivery as contemplated by this Section 2.02 and upon such additional terms as may be agreed upon by the Exchange Agent, the Company and Parent.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and associated Company Rights (the "Certificates") whose shares and associated Company Rights are converted pursuant to Section 2.01(c) into the right to receive shares of Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify (including, but not limited to, a request that each holder surrendering a Certificate state its adjusted tax basis, as determined for United States federal income tax purposes, in such surrendered Certificate) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock, plus the cash amount payable in lieu of fractional shares in accordance with
Section 2.02(e), which such holder has the right to receive pursuant to the provisions of this Article II, and the

Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing that number of whole shares of Parent Common Stock, plus the cash amount payable in lieu of fractional shares in accordance with
Section 2.02(e), may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of Parent, except as limited by paragraph (c) below, to represent ownership of the number of shares of Parent Common Stock into which the number of shares of Company Common Stock shown thereon have been converted as contemplated by this Article II. Notwithstanding the foregoing, Certificates representing Company Common Stock surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Section 6.04 shall not be exchanged until Parent has received an Affiliate Agreement as provided in Section 6.04.

                  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

                  (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(e)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby, subject, however, to the Surviving Corporation's obligation to pay any dividends which may have been declared by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement and which remained unpaid at the Effective Time. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.02.

                  (e) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of Certificates who would otherwise have been entitled to a fraction of a share of Parent Common Stock in exchange for such Certificates pursuant to this Section shall receive from the Exchange Agent a cash payment in lieu of such fractional share determined by multiplying (A) the Average Price with respect to the date of the Company Stockholders' Meeting by (B) the fractional share interest to which such holder would otherwise be entitled.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Company for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock if entitled thereto under this Agreement. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash payable in respect of fractional share interests delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and Sub as follows:

                  3.01 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and are not reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and are not reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Section
3.01 of the letter dated the date hereof and delivered to Parent and Sub by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation of each Significant Subsidiary of the Company, (ii) its authorized capital stock, (iii) the number of issued and outstanding shares of capital stock and (iv) the record and beneficial owners of such shares. The Subsidiaries of the Company (other than its Significant Subsidiaries) represent in the aggregate less than 1% of each of the consolidated assets and earnings of the Company. All such Subsidiaries are wholly-owned, directly or indirectly, by the Company. Except for interests in the Subsidiaries of the Company and as disclosed in Section 3.01 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than non-controlling investments in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business which, in the aggregate, are less than $25,000,000). The Company has previously delivered to Parent correct and complete copies of the certificate or articles of incorporation and bylaws (or other comparable charter documents) of the Company and its Significant Subsidiaries.

                  3.02 Capital Stock. (a) The authorized capital stock of the Company consists solely of 75,000,000 shares of Company Common Stock and 3,000,000 shares of preferred stock, without par value ("Company Preferred Stock"). As of November 7, 1996, 34,884,299 shares of Company Common Stock were issued and outstanding and no shares were held in the treasury of the Company and 4,045,738 shares were held in reserve pursuant to the Company Option Plans or Company Benefit Plans as set forth in the Company SEC Reports and of which, on the date hereof, options for 3,371,194 shares of Company Common Stock were outstanding. Since such date, except as set forth in Section 3.02 of the Company Disclosure Letter, there has been no change in the number of issued and outstanding shares of Company Common Stock or shares of Company Common Stock held in treasury or reserved for issuance. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding and 375,000 shares are designated Series A Junior Participating Preferred Stock ("Company Series A Preferred Stock") and are reserved for issuance in accordance with the Rights Agreement dated as of March 15, 1996, by and between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Company Rights Agreement"), pursuant to which the Company has issued rights (the "Company Rights") to purchase shares of Company Series A Preferred Stock. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and the Company Rights Agreement and except as set forth in
Section 3.02 of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

                  (b) Except as disclosed in Section 3.02 of the Company Disclosure Letter, all of the outstanding shares of capital stock of each Significant Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a

"Lien"). Except as disclosed in Section 3.02 of the Company Disclosure Letter, there are no (i) outstanding Options obligating the Company or any of its Significant Subsidiaries to issue or sell any shares of capital stock of any Significant Subsidiary of the Company or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Significant Subsidiary of the Company.

                  (c) Except as disclosed in Section 3.02 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Significant Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Significant Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person.

                  3.03 Authority Relative to this Agreement. The Company has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder (subject to, in the case of consummation of the Merger, obtaining the Company Stockholders' Approval) and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company; the Board of Directors of the Company has recommended adoption and approval of this Agreement by the stockholders of the Company and directed that this Agreement be submitted to the stockholders of the Company for their consideration; and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Stockholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to, in the case of consummation of the Merger, obtaining the Company Stockholders' Approval), except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  3.04 Non-Contravention; Approvals and Consents. (a) Except as disclosed in Section 3.04 of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Significant Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Significant Subsidiaries, or (ii) (x) subject to the obtaining of the Company Stockholders' Approval and the taking of the actions described in paragraph (b) of this Section, any statute, law, rule, regulation or ordinance (together, "laws"), or any judgment, decree, order, writ, permit or license (together, "orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority") applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses
(x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, are not reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

                  (b) Except (i) for the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) for the filing of the Proxy Statement and the Registration Statement with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the declaration of the effectiveness of the Registration Statement by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement, (iii) for the filing of the Articles of Merger and other appropriate merger documents required by the MGCL with the Department and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business and (iv) as disclosed in Section 3.04 of the Company Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, are not reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

                  3.05 SEC Reports and Financial Statements. The Company delivered to Parent prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the SEC since April 30, 1994 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all the documents (other than preliminary material) that the Company and its Subsidiaries were required to file or did file with the SEC since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the
SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole)) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 3.05 of the Company Disclosure Letter, each Significant Subsidiary of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

                  3.06 Absence of Certain Changes or Events. Except as disclosed in the Recent Company SEC Reports filed prior to the date of this Agreement, (a) since July 31, 1996 there has not been any change, event or development having, or that is reasonably expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole, and (b) except as disclosed in Section 3.06 of the Company Disclosure Letter, between such date and the date hereof (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 5.01(b).

                  3.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet for the period ended July 31, 1996 included in the Company Financial Statements or as disclosed in Section
3.07 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and are not reasonably expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole.

                  3.08 Legal Proceedings. Except as disclosed in the Recent Company SEC Reports or in Section 3.08 of the Company Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, are reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement, and (ii) neither the Company nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or is reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

                  3.09 Information Supplied. The proxy statement relating to the Stockholders' Meetings, as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will (in the case of the Proxy Statement and any such other documents filed with the SEC under the Exchange Act or the Securities Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to stockholders of the Company and of Parent and at the times of the Stockholders' Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by Parent or any of its Subsidiaries with the SEC.

                  3.10 Compliance with Laws and Orders. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and are not reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, are not having and are not reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in the Recent Company SEC Reports, the Company and its Subsidiaries are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and are not reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                  3.11 Compliance with Agreements; Certain Agreements. (a) Except as disclosed in Section 3.11 of the Company Disclosure Letter or in the Recent Company SEC Reports, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, is reasonably expected to result in a default under, (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Significant Subsidiaries or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and are not reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                  (b) Except as disclosed in Section 3.11 of the Company Disclosure Letter or in the Recent Company SEC Reports or as provided for in this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on thirty (30) days' or less notice, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  3.12 Taxes. (a) Except as disclosed in Section 3.12 of the Company Disclosure Letter, each of the Company and its Subsidiaries has filed or caused to be filed with the appropriate Governmental or Regulatory Authority all tax returns required to be filed by it, or requests for extensions to file such tax returns have been timely filed or granted and have not expired, and all such tax returns are true, complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) all taxes shown as due on such tax returns or otherwise due or claimed to be due by any Governmental or Regulatory Authority. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole. No requests for waivers or comparable consents with respect to the time to assess any taxes against the Company or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Company SEC Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of taxes (including, without limitation, withholding of taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws and withholding with respect to employee wages) and have, within the time and manner prescribed by law, withheld and paid over to the proper Governmental or Regulatory Authority all amounts required to be withheld and paid over under all applicable laws. No federal, state, local or foreign audits or other administrative proceedings or court proceedings ("Audits") exist or have been initiated with regard to any taxes or tax returns of the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any notice that such an Audit is pending or threatened with respect to any taxes due from or with respect to the Company or any of its Subsidiaries or any tax return filed by or with respect to the Company or any of its Subsidiaries. The tax returns of the Company and its Subsidiaries for the taxable periods ending before April 30, 1993 have been examined by the appropriate Governmental or Regulatory Authority (or the applicable statute of limitations for the assessment of taxes for such periods has expired). None of the Company or any of its Subsidiaries is a party to, is bound by, or has any obligation under, any tax sharing agreement, tax indemnification agreement or similar contract or arrangement.

                  The Company is not and since November 1991 has not been a United States real property holding company as defined in Section 897(c)(2) of the Code. Neither the Company nor any Subsidiary is a party to any agreement, plan, contract or arrangement that could result in the payment of any amount of compensation the deduction of which would be prohibited pursuant to Section 162(m) of the Code.

                  The Company and its Subsidiaries have previously delivered or made available to the Parent complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental or Regulatory Authority relating to the United States federal, state, local or foreign taxes due from or with respect to the Company and its Subsidiaries, (ii) the United States federal income tax returns, and those state, local and foreign income tax returns filed by the Company and its Subsidiaries and (iii) any closing agreements entered into by the Company or any of its Subsidiaries with any taxing authority in each case existing on the date hereof. The Company will deliver to Parent all materials with respect to the foregoing for all matters arising after the date hereof.

                  (b) Neither the Company nor any of its Subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code.

                  (c) As used in this Section 3.12 and in Section 4.12, (i) "taxes" shall include all federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax and (ii) "tax return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to taxes.

                  3.13 Employee Benefit Plans; ERISA. (a) Except as described in the Recent Company SEC Reports or as would not have a material adverse effect on the Company and its Subsidiaries taken as a whole, (i) all Company Employee Benefit Plans are in compliance with all applicable requirements of law, including ERISA and the Code, and (ii) neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has any liabilities or obligations with respect to any such Company Employee Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of the Company are any such liabilities or obligations expected to be incurred. Except as described in the Company SEC Reports or as described in Section 3.13 of the Company Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to the Company or any of its Subsidiaries are the agreements and policies specifically referred to in
Section 3.13 of the Company Disclosure Letter.

                  (b) With respect to each of its Plans, the Company has heretofore delivered to Parent true and complete copies of each of the following documents, as applicable: (i) a copy of the Plan; (ii) a copy of the most recent annual report; (iii) a copy of the most recent actuarial report; (iv) a copy of the most recent Summary Plan Description; (v) a copy of the trust or other funding agreement; and (vi) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under section 401 of the Code.

                  (c) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate within the past six years that has not been satisfied in full. To the knowledge of the Company, no condition exists that presents a material risk to the Company, any of the Subsidiaries or any ERISA Affiliate of incurring a liability under such Title. The Pension Benefit Guaranty Corporation established under ERISA ("PBGC") has not instituted proceedings to terminate any of the Plans and no condition exists that presents a material risk that such proceedings will be instituted. With respect to each of the Plans that is subject to Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. None of the Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Plans ended prior to the date of this Agreement. None of the Plans is a "multiemployer plan," as such term is defined in section 3(37) of ERISA. Each of the Plans that is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code. Except as set forth in Section 3.13(c) of the Company Disclosure Letter, no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law or benefits, the full cost of which is borne by the current or former employee). There are no pending or threatened claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

                  (d)  As used herein:

                  (i) "Company Employee Benefit Plan" means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company, any of its Subsidiaries or ERISA Affiliates for the benefit of the current or former employees or directors of the Company or any of its Subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"),
         Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement;

                  (ii) "Plan" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program or arrangement of any kind, whether written or oral, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA; and

            (iii) "ERISA Affiliate" means, with respect to any person, any person in the same controlled group as such person (within the meaning of Section 414(b) and (c) of the Code).

                  3.14 Labor Matters. Except as disclosed in the Recent Company SEC Reports or in Section 3.14 of the Company Disclosure Letter, there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any representatives of its employees, except as would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole, and, to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries. Since April 30, 1994, there has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries except as have not, individually or in the aggregate, had a material adverse effect on the Company and its Subsidiaries taken as a whole.

                  3.15 Environmental Matters. (a) Each of the Company and its Subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental or Regulatory Authorities which are required under any applicable Environmental Law in respect of its business or operations ("Environmental Permits"), except for such failures to have Environmental Permits which, individually or in the aggregate, are not reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Each of such Environmental Permits is in full force and effect and each of the Company and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law, except for such failures to be in compliance which, individually or in the aggregate, are not reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                  (b) There is no Environmental Claim pending or to the knowledge of the Company threatened against the Company or any of its Subsidiaries or to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that is reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                  (c) Except as set forth in Section 3.15 of the Company Disclosure Letter, to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material which could form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, except for such liabilities which, individually or in the aggregate, are not reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                  (d) To the knowledge of the Company, no site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder ("CERCLA").

                  (e) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by the Company or any of its Subsidiaries, other than any such real property not individually or in the aggregate material to the Company and its Subsidiaries taken as a whole, and no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of the Company, is in process which could subject any of such properties to such Liens.

                  (f) The Company has delivered or otherwise made available for inspection to the Parent true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring possessed or initiated by the Company or any of its Subsidiaries pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, or regarding the Company's or any of its Subsidiaries' compliance with applicable Environmental Laws.

                  (g)  As used herein:

                  (i) "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release or threatened release, of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

             (ii) "Environmental Law" means any law or order of any Governmental or Regulatory Authority relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of Hazardous Material, pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment; and

            (iii) "Hazardous Material" means (A) any petroleum or petroleum products, flammable materials, radioactive materials, friable asbestos, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

                  3.16 Intellectual Property Rights. (a) The Company and its Subsidiaries own or have the right to use, all Intellectual Property individually or in the aggregate material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, such Intellectual Property is not being infringed by any third party, and neither the Company nor any Subsidiary of the Company is infringing any intellectual property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and are not reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing that the Company or its Subsidiaries (or as applicable the Parent and its Subsidiaries) own, license or otherwise have the right to use. An accurate schedule of all Intellectual Property is set forth in Section 3.16 of the Company Disclosure Letter.

                  (b) Either the Company or one of its Subsidiaries currently is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each application and registration included in the Intellectual Property, except for any such failure which, individually or in the aggregate, is not reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                  (c) The Company and its Subsidiaries, with respect to all Intellectual Property owned thereby, have taken or caused to be taken all reasonable steps to obtain and retain valid and enforceable Intellectual Property rights therein, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions. No application or registration listed in Section 3.16 of the Company Disclosure Schedule is the subject of any pending, existing or, to the Company's knowledge, threatened, opposition, interference, cancellation proceeding or other legal or governmental proceeding before any registration authority in any jurisdiction.

                  (d) The consummation of the transaction contemplated hereby will not result in the loss or impairment of the Company's or any of its Subsidiaries' right to own or use any of the material Intellectual Property nor will it require the consent of any Governmental or Regulatory Authority or third party except for any such loss, improvement or non-consent which, individually or in the aggregate, is not reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                  3.17 Vote Required. Assuming the accuracy of the representation and warranty contained in Section 4.18, the affirmative vote of the holders of record of at least two-thirds of the outstanding shares of Company Common Stock with respect to the adoption and approval of this Agreement is the only vote of the holders of any class or series of the capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

                  3.18 Opinion of Financial Advisor. The Company has received the oral opinion of each of Goldman, Sachs & Co. and The Beacon Group to the effect that, the consideration to be received in the Merger by the stockholders of the Company is fair from a financial point of view to the stockholders of the Company.

                  3.19 Company Rights Agreement. As of the date hereof and after giving effect to the execution and delivery of this Agreement, each Company Right is represented by the certificate representing the associated share of Company Common Stock and is not exercisable or transferable apart from the associated share of Company Common Stock, and the Company has (i) taken all necessary actions so that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a "Distribution Date" or a "Triggering Event" (as defined in the Company Rights Agreement) and (ii) authorized an amendment to the Company Rights Agreement to render it inapplicable to this Agreement, the Merger and the other transactions contemplated hereby, which shall be executed as promptly as practical after the date hereof.

                  3.20 Ownership of Parent Common Stock. Neither the Company nor any of its Subsidiaries or other affiliates beneficially owns any shares of Parent Common Stock.

                  3.21 Sections 3-602 and 3-702 of the MGCL Not Applicable. The Company has taken all necessary actions so that the provisions of Sections 3-602 and 3-702 of the MGCL will not, before the termination of this Agreement, apply to this Agreement, the Merger or the other transactions contemplated hereby.

                  3.22 Accounting Matters. To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed or failed to take any action that (without giving effect to any action taken or agreed to be taken by Parent or any of its affiliates) would disqualify the treatment of the business combination to be effected by the Merger as a pooling of interests for accounting purposes. The Company has received written advice from KPMG Peat Marwick (addressed to both the Company and Parent) that, with respect to the Company, the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

                  3.23 Insurance. Section 3.23 of the Company Disclosure Letter sets forth a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to the Company and each of its Subsidiaries and their respective businesses, properties and assets (or its directors, officers, salespersons, agents or employees). All such policies are in full force and effect. Neither the Company nor any of its Subsidiaries has received notice of default under any such policy, and has not received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy the failure of which to maintain, has a material adverse effect on the Company and its Subsidiaries taken as a whole. Section 3.23 of the Company Disclosure Letter sets forth a complete and accurate summary of all of the self-insurance coverage provided by the

Company and its Subsidiaries and except as set forth in such Section 3.23 of the Company Disclosure Letter, no letters of credit have been posted.

                  3.24 Records. (a) The respective corporate record books of the Company and each of its Subsidiaries contain accurate and complete records of all material meetings and accurately reflect all other actions taken by the stockholders, Board of Directors and all material committees of the Board of Directors of the Company and its Subsidiaries. Complete and accurate copies of all such record books have been made available by the Company to Parent.

                  (b) The books, records and work papers of the Company and its Subsidiaries are complete and correct, have been maintained in all material respects in accordance with applicable federal, foreign, state and local laws and regulations and good business practices.

                  3.25 Mortgage Banking Licenses and Qualifications. The Company (to the extent applicable) and each of its Subsidiaries engaged in the business of originating or servicing loans (i) is qualified (A) by the Federal Housing Administration ("FHA") as a mortgagee and servicer for Mortgage Loans which satisfy all applicable rules and requirements to be insured by FHA and which are insured by FHA ("FHA Loans"), (B) by The Veteran's Administration ("VA") as a lender and servicer for Mortgage Loans which satisfy all applicable rules and regulations to be guaranteed by the VA and which are guaranteed by the VA ("VA Loans"), (C) by the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC") as a seller/servicer of first mortgages to FNMA and FHLMC and (D) by the Government National Mortgage Association ("GNMA") as an authorized issuer and servicer of GNMA-guaranteed mortgage-backed securities; and (ii) has all other certifications, authorizations, franchises, licenses, permits and other approvals (together with the items set forth in clause (i) above, the "Licenses") necessary to conduct its current mortgage banking business, and is in good standing under all applicable federal, state and local laws and regulations thereunder as a mortgage lender and servicer. Section 3.25 of the Company Disclosure Letter sets forth a true and complete list of all Licenses. The Company and each of its Subsidiaries has complied with all such Licenses, and to the knowledge of the Company there is no threatened suspension, cancellation or invalidation of, or penalties (including fines or refunds) under, any such Licenses.

                  3.26 Loan Portfolio. The Company has previously delivered to Parent a tape (magnetic media) which sets forth the following information, as of September 30, 1996 with respect to each Mortgage Loan in the Mortgage Servicing Portfolio as of such date (other than those loans set forth in Section 3.26 of the Company Disclosure Letter): (a) the loan number of each such Mortgage Loan, (b) the unpaid principal balance of each such Mortgage Loan, (c) the payment status of each such Mortgage Loan, (d) the monthly principal and interest payment for each such Mortgage Loan, (e) the monthly escrow payment for each such Mortgage Loan, (f) the interest rate of each such Mortgage Loan, and whether such rate is adjustable, and (g) the state in which the property securing each such Mortgage Loan is located. All information contained in such tape is true and correct as of such date in all material respects. To the knowledge of the Company, each Mortgage Loan is (i) evidenced by a note with such terms as are customary in the business, (ii) duly secured by a mortgage or deed of trust with such terms as are customary in the business and which grants the holder thereof a first priority lien on the subject property (including any improvements thereon), each such mortgage or deed of trust constituting a security interest that has been duly perfected and maintained (or is in the process of perfection in due course) as a first lien subject only to taxes and assessments not yet delinquent as evidenced by a lender's title insurance policy, and is in full force and effect and (iii) accompanied by a hazard insurance policy (and a flood insurance policy where required under the terms of the Flood Disaster Protection Act) covering improvements on the premises subject to such mortgage or deed of trust, with a loss payee clause in favor of the Company or a Subsidiary of the Company or an assignee of the Company or such Subsidiary, such insurance policy covering such risks as are customarily insured against in accordance with industry practice and which are required to be insured against pursuant to Investor requirements.

                  For the purposes of this Agreement:

                  "Investor" means any Person who owns a Mortgage Loan, or the servicing rights or master servicing rights to a Mortgage Loan, subserviced, serviced or master serviced by the Company or any Subsidiary of the Company pursuant to a Mortgage Servicing Agreement.

                  "Mortgage Loan" means any closed 1-4 family residential mortgage (including all Warehouse Loans), whether or not such mortgage is included in a securitized portfolio, in the Mortgage Servicing Portfolio, as evidenced by notes duly secured by mortgages or deeds of trust.

                  "Mortgage Servicing Agreements" means all contracts or arrangements (written or oral) between the Company or any of its Subsidiaries and an Investor pursuant to which the Company or any of its Subsidiaries subservices, services or master services mortgage loans for such Investor.

                  "Mortgage Servicing Portfolio" means the portfolio of mortgage loans subserviced, serviced or master serviced by the Company or any of its Subsidiaries pursuant to Mortgage Servicing Agreements, together with all Warehouse Loans.

                  "Warehouse Loans" means Mortgage Loans owned by the Company or one of its Subsidiaries and held for sale.

                  3.27 Loan Documents. The Loan Documents were in compliance with applicable Regulations upon origination of the underlying Mortgage Loan and are complete in all material respects. All insertions in any Loan Documents were correct when made. All required adjustments for those Mortgage Loans that are adjustable rate Mortgage Loans have been timely and properly made in accordance with the underlying Loan Documents and all such adjustments are recorded accurately and completely in the Loan Documents.

                  For the purposes of this Agreement:

                  "Agency" means FHA, VA, GNMA, FNMA, FHLMC or a state agency.

                  "Insurer" means a Person who insures or guarantees all or any portion of the risk of loss upon borrower default on any of the Mortgage Loans, including, without limitation, the FHA, the VA and any private mortgage insurer, and providers of life, hazard, disability, title or other insurance with respect to any of the Mortgage Loans or the property securing a Mortgage Loan.

                  "Loan Documents" means the credit and closing packages, custodial documents, escrow documents, and all other documents: (i) in the possession of the Company or its Subsidiaries specifically pertaining to a Mortgage Loan, (ii) reasonably necessary for prudent servicing of a Mortgage Loan or (iii) necessary to establish the eligibility of the Mortgage Loan for insurance by an Insurer or sale to an Investor; in each case as required by applicable Regulations.

                  "Regulations" means (i) federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, master servicing or filing of claims in connection with a Mortgage Loan, (ii) the responsibilities and obligations set forth in any agreement between the Company or any of its Subsidiaries and an Investor or Insurer (including, without limitation, any Mortgage Servicing Agreement and selling and servicing guides), (iii) the laws, rules, regulations, guidelines, handbooks and other requirements of (A) an Investor, (B) an Agency,
(C) an Insurer, (D) a public housing program or (E) an Investor program with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, master servicing or filing of claims in connection with a Mortgage Loan, and (iv) the terms and provisions of the Loan Documents.

                  3.28 No Recourse. Except as set forth in Section 3.28 of the Company Disclosure Letter and except with respect to delinquent Mortgage Loans with respect to which the VA has notified the Company or one of its Subsidiaries that it intends to exercise its option to pay the amount guaranteed by the VA and relinquish all rights in the collateral securing such Mortgage Loan to the Company or one of its Subsidiaries ("VA No-Bids"), neither the Company nor any of its Subsidiaries is a party to: (i) any agreement or arrangement with (or otherwise obligated to) any Person, including an Investor or Insurer, to repurchase from any such Person (or effect any substitution with respect to) any Mortgage Loan, mortgaged property serviced for others, mortgage loan sold by the Company or any of its Subsidiaries with servicing released ("Servicing Released Loans") or mortgage loan the servicing rights with respect to which were sold on a bulk or flow basis by the Company or any of its Subsidiaries ("Servicing Sale Loan") or (ii) any agreement, arrangement or understanding to reimburse, indemnify, effect a substitution, "make whole" or hold harmless any Person or otherwise assume any liability with respect to any Loss suffered or incurred as a result of any default under or the foreclosure or sale of any Mortgage Loan, mortgaged property serviced for others, Servicing Released Loans or Servicing Sale Loans, except with respect to any of the Mortgage Loans, mortgaged property serviced for others, Servicing Released Loans or Servicing Sale Loans, described in clause (i) or (ii) above, insofar as (A) such obligation to repurchase, reimburse, indemnify, substitute, "make whole," hold harmless or otherwise assume liability is (x) based upon a breach by the Company or any of its Subsidiaries of a contractual representation, warranty or undertaking, or the misfeasance or malfeasance of the Company or any such Subsidiary, and not (y) based solely upon the default under or foreclosure or sale of any such Mortgage Loan, mortgaged property, Servicing Released Loan or Servicing Sale Loan without regard to the occurrence of any such breach, misfeasance or malfeasance or (B) the Company or any such Subsidiary incurs expenses such as legal fees in excess of the reimbursement limits, if any, set forth in the applicable Mortgage Servicing Agreement.

                  For purposes of this Agreement:

                  "Loss" means any liability, loss, cost, damage, penalty, fine, obligation or expense of any kind whatsoever (including, without limitation, reasonable attorneys', accountants', consultants' or experts' fees and disbursements).

                  3.29 Mortgage Servicing Agreements. Section 3.29 of the Company Disclosure Letter contains a list of the investors and all Mortgage Servicing Agreements to which the Company or any of its Subsidiaries is a party as of the date hereof. The Mortgage Servicing Agreements and the Regulations set forth all the terms and conditions of the Company and any of its Subsidiaries' rights against and obligations to the Agencies and Investors and, except as set forth in Section 3.29 of the Company Disclosure Letter, there are no written or oral agreements that modify or amend any such Mortgage Servicing Agreement in any material respect. All of the Mortgage Servicing Agreements are valid and binding obligations of the Company or the applicable Subsidiary of the Company and, to the knowledge of the Company, all of the other parties thereto, are in full force and effect, and are enforceable in accordance with their terms, except as enforcement thereof may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors, rights and remedies generally. Except as set forth in Section 3.29 of the Company Disclosure Letter, there is no default or breach under, or dispute regarding the material terms of, or to the knowledge of the Company, claim of default or breach by any party under any such Mortgage Servicing Agreement, and, to the knowledge of the Company, no event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by any party under any such Mortgage Servicing Agreement or would permit termination, modification or acceleration of any such Mortgage Servicing Agreement.

                  3.30  Compliance with Mortgage Banking Regulations.

                  (a) Except as disclosed in Section 3.30 of the Company Disclosure Letter, the Company and each of its Subsidiaries engaged in the business of originating or servicing loans and, with respect to each Mortgage Loan, and, to the knowledge of the Company, each prior servicer and originator of any such loan, has been and is (including, without limitation, with respect to (i) the ownership and operation of its properties and (ii) the documentation, underwriting, origination, purchase, assumption, modification, sale, pooling and servicing of Mortgage Loans by the Company and such Subsidiaries and such prior servicers and originators) in compliance with all Regulations, orders, writs, decrees, injunctions and other requirements of any court or Governmental Entities applicable to it, its properties and assets and its conduct of business (including, without limitation, (x) the rules, regulations and requirements of FHA, VA, FNMA, the United States Department of Housing and Urban Development ("HUD"), FHLMC and GNMA, (y) any applicable local, state or federal law or ordinance, and any regulations or orders issued thereunder, governing or pertaining to fair housing or unlawful discrimination in residential lending (including without limitation anti-redlining, equal credit opportunity, and fair credit reporting), truth-in-lending, real estate settlement procedures, adjustable rate mortgages, adjustable rate mortgage disclosures or consumer credit (including, without limitation, the federal Consumer Credit Protection Act, the federal Truth-in-Lending Act and Regulation Z thereunder, the federal Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, and the federal Equal Credit Opportunity Act and Regulation B thereunder) or with respect to the Flood Disaster Protection Act and (z) all applicable usury and interest limitations laws). Without limiting the generality of the foregoing, except as set forth in Section 3.30(a) of the Company Disclosure Letter, each of the Company and each such Subsidiary of the Company has been and is in compliance in all material respects with all servicer and other requirements of the FHA, VA, FNMA, FHLMC, GNMA, Investors and any Insurer (including, without limitation, any applicable net worth requirements) which are applicable to it, and all applicable underwriting standards of such Agencies, Investors or Insurers, and each correspondent or broker from whom the Company or a Subsidiary of the Company has purchased FHA Loans or VA Loans had all FHA and VA approvals necessary to enable it to take applications and close FHA Loans and/or VA Loans.

                  (b) Except as set forth in Section 3.30(b) of the Company Disclosure Letter, the Company and each Subsidiary of the Company, as the case may be, has timely filed, or will have timely filed by the Effective Time, all reports required to be filed by any Agency, Investor or Insurer or by any federal, state or municipal law, regulation or ordinance. Except as set forth in
Section 3.30(b) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company has done or failed to do, or has caused to be done or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (i) any approvals of the FHA, VA, FNMA, FHLMC, GNMA, HUD or any Investor, (ii) any FHA insurance or commitment of the FHA to insure, (iii) any VA guarantee or commitment of the VA to guarantee, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, (viii) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by HUD, GNMA, FNMA, FHA, FHLMC, VA or private mortgage insurers, (ix) any surety or guaranty agreement or (x) any guaranty issued by GNMA to the Company or any Subsidiary of the Company respecting mortgage-backed securities issued or serviced by the Company or any Subsidiary of the Company and other like guaranties.

                  (c) Except as set forth in Section 3.30(c) of the Company Disclosure Letter, since January 1, 1994, no Agency,

Investor or Insurer has (y) to the knowledge of the Company, claimed that the Company or any Subsidiary of the Company has violated or not complied with the applicable underwriting standards with respect to mortgage loans sold by the Company or any Subsidiary of the Company to an Investor or (z) imposed restrictions on the activities (including commitment authority) of the Company or any Subsidiary of the Company. To the knowledge of the Company, as of the date of this Agreement, there exist no facts or circumstances which would entitle an Investor or other Person to demand repurchase of a Mortgage Loan, Servicing Released Loan or Servicing Sale Loan or which would entitle an Insurer to demand indemnification from the Company or any Subsidiary of the Company, to cancel any mortgage insurance held for any such Subsidiary's benefit or to reduce any mortgage insurance benefits payable to the Company or any such Subsidiary, or would lead GNMA to require a letter of credit from the Company or any Subsidiary of the Company.

                  3.31 Custodial Accounts. Each of the Company and its Subsidiaries so required has full power and authority to maintain escrow accounts ("Custodial Accounts") for certain of the Mortgage Loans, has established Custodial Accounts for all escrow deposits relating to the Mortgage Loans, and is the lawful fiduciary of all Custodial Accounts related to the Mortgage Loans. Such Custodial Accounts comply in all material respects with (i) all applicable Regulations (including without limitation Regulations governing the appropriate identification of such accounts and the calculation of the amount of the monthly payments for deposit into Custodial Accounts that mortgagors are required to make) and (ii) any terms of the Mortgage Loans (and Mortgage Servicing Agreements) relating thereto, and all such Custodial Accounts have been maintained in all material respects in accordance with usual and customary industry practice.

                  3.32 Inquiries. Section 3.32 of the Company Disclosure Letter contains a true and correct list of all of the audits, investigations, complaints and inquiries of the Company or any of its Subsidiaries by any Agency, Investor or private mortgage insurer or HUD commenced since January 1, 1994, the result of which audits and investigations claimed a material failure to comply with applicable Regulations and resulted in (i) a repurchase of Mortgage Loans or related mortgage properties by the Company or any Subsidiary of the Company, (ii) indemnification by the Company or any Subsidiary of the Company in connection with Mortgage Loans or related mortgage properties, (iii) rescission of an insurance or guaranty contract or agreement or (iv) payment of a penalty to an Agency, HUD, an Investor or Insurer. Except for customary ongoing quality control reviews, no such audit or investigation is pending or, to the knowledge of the Company, threatened. The Company has made available to Parent copies of all written reports, letters and materials received or sent by the Company or a Subsidiary of the Company in connection with such audits, investigations, complaints and inquiries.

                  3.33 Advances. Except as set forth in Section 3.33 of the Company Disclosure Letter, there are no pooling, participation, servicing or other agreements to which the Company or any of its Subsidiaries is a party which obligate it to make advances with respect to defaulted or delinquent Mortgage Loans, other than as provided in GNMA, FNMA, FHLMC or other pooling and servicing agreements.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                  Parent and Sub represent and warrant to the Company as follows:

                  4.01 Organization and Qualification. Each of Parent and its Subsidiaries (including Sub) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and are not reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Each of Parent and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and are not reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Except as set forth in Section 4.01 of the Parent Disclosure Letter, as of the date hereof, all of Parent's Significant Subsidiaries are wholly-owned, directly or indirectly, by Parent. Parent has previously delivered or made available to the Company correct and complete copies of the certificate or articles of incorporation and bylaws (or other comparable charter documents) of Parent and its Significant Subsidiaries as of the date hereof.

                  4.02 Capital Stock. (a) Prior to Parent Stockholders' Meeting, the authorized capital stock of Parent consists solely of 300,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share ("Parent Preferred Stock"). As of November 7, 1996, 128,624,074 shares of Parent Common Stock were issued and outstanding, 141,000 shares were held in the treasury of Parent and 31,155,094 shares were reserved for issuance pursuant to Parent's 1992 Stock Option Plan and 1993 Stock Option Plan. Since such date, except as set forth in Section 4.02 of the letter dated the date hereof and delivered by Parent and Sub to the Company concurrently with the execution and delivery of this Agreement (the "Parent Disclosure Letter"), there has been no change in the number of issued and outstanding shares of Parent Common Stock or shares of Parent Common Stock held in treasury or reserved for issuance since such date other than upon the exercise of stock options or the conversion of convertible debt outstanding as of the date hereof, or as otherwise issued after the date hereof by Parent not in violation of this Agreement. As of the date hereof, no shares of Parent Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Parent Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as set forth in Section 4.02 of the Parent Disclosure Letter, as of the date hereof there are no outstanding Options obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of Parent or to grant, extend or enter into any Option with respect thereto.

                  (b) Except as disclosed in Section 4.02 of the Parent Disclosure Letter, as of the date hereof, all of the outstanding shares of capital stock of each Significant Subsidiary of Parent are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by Parent or a Subsidiary wholly owned, directly or indirectly, by Parent, free and clear of any Liens. Except as disclosed in Section 4.02 of the Parent Disclosure Letter, as of the date hereof, there are no (i) outstanding Options obligating Parent or any of its Significant Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of Parent or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Parent or a Significant Subsidiary wholly owned, directly or indirectly, by Parent with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Significant Subsidiary of Parent.

                  (c) Except as disclosed in Section 4.02 of the Parent Disclosure Letter, as of the date hereof, there are no outstanding contractual obligations of Parent or any Significant Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of any Subsidiary of Parent or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Significant Subsidiary of Parent or any other person.

                  4.03 Authority Relative to this Agreement. Each of Parent and Sub has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder (subject to, in the case of consummation of the Merger, the issuance of Parent Common Stock and the increase in the Board of Directors of Parent in connection therewith, obtaining the Parent Stockholders' Approval, if required) and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly approved by its Board of Directors and by Parent in its capacity as the sole stockholder of Sub; and no other corporate proceedings on the part of either of Parent or Sub or their stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms (subject to, in the case of consummation of the Merger, and the issuance of Parent Common Stock and the increase in the Board of Directors of Parent in connection therewith, obtaining the Parent Stockholders' Approval, if required), except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  4.04 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by each of Parent and Sub do not, and the performance by each of Parent and Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Significant Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Parent or any of its Significant Subsidiaries, or (ii) except as disclosed in Section 4.04 of the Parent Disclosure Letter, (x) subject to the obtaining of the Parent Stockholders' Approval and taking of the actions described in paragraph (b) of this Section any laws or orders of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, are not reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

                  (b) Except (i) for the filing of a premerger notification report by Parent under the HSR Act, (ii) for the filing of the Proxy Statement and Registration Statement with the SEC pursuant to the Exchange Act and the Securities Act, the declaration of the effectiveness of the Registration Statement by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement,
(iii) for the filing of the Articles of Merger and other appropriate merger documents required by the MGCL with the Department and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business and (iv) as disclosed in Section 4.04 of the Parent Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, are not reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

                  4.05 SEC Reports and Financial Statements. Parent delivered to the Company prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by Parent or any of its Subsidiaries with the SEC since January 1, 1994 (as such documents have since the time of their filing been amended or supplemented, the "Parent SEC Reports"), which are all the documents (other than preliminary material) that Parent and its Subsidiaries were required to file or did file with the SEC since such date. As of their respective dates, the Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the "Parent Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole)) the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section
4.05 of the Parent Disclosure Letter, each Significant Subsidiary of Parent is treated as a consolidated subsidiary of Parent in the Parent Financial Statements for all periods covered thereby.

                  4.06 Absence of Certain Changes or Events. Except as disclosed in the Recent Parent SEC Reports filed prior to the date of this Agreement, (a) since June 30, 1996 there has not been any change, event or development having, or that is reasonably expected to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries taken as a whole.

                  4.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet for the period ended June 30, 1996 or in the Recent Parent SEC Reports included in the Parent Financial Statements or as disclosed in Section 4.07 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and are not reasonably expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole.

                  4.08 Legal Proceedings. Except as disclosed in the Recent Parent SEC Reports or in Section 4.08 of the Parent Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting, nor to the knowledge of Parent are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, are reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement, and (ii) neither Parent nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or is reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

                  4.09 Information Supplied. The registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger or pursuant to Section 6.09, as amended or supplemented from time to time (as so amended and supplemented, the "Registration Statement"), and any other documents to be filed by Parent with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will (in the case of the Registration Statement and any such other documents filed with the SEC under the Securities Act or the Exchange Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Registration Statement, at the time it becomes effective under the Securities Act, at the date the Proxy Statement is mailed to stockholders of the Company and of Parent and at the times of the Stockholders' Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied in writing by or on behalf of the Company expressly for inclusion therein and information incorporated by reference therein from documents filed by the Company or any of its Subsidiaries with the SEC.

                  4.10 Compliance with Laws and Orders. Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and are not reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except failures so to comply which, individually or in the aggregate, are not having and are not reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Except as disclosed in the Recent Parent SEC Reports, Parent and its Subsidiaries are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and are not reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

                  4.11 Compliance with Agreements; Certain Agreements. Except as disclosed in the Recent Parent SEC Reports, neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, is reasonably expected to result in a default under, (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Parent or any of its Significant Subsidiaries or (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and are not reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

                  4.12 Taxes. (a) Except as disclosed in Section 4.12 of the Parent Disclosure Letter, each of Parent and its Subsidiaries has filed or caused to be filed with the appropriate Governmental or Regulatory Authority all tax returns required to be filed by it, or requests for extensions to file such tax returns have been timely filed or granted and have not expired, and all such tax returns are true, complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a material adverse effect on Parent and its Subsidiaries taken as a whole. Parent and each of its Subsidiaries has paid (or Parent has paid on its behalf) all taxes shown as due on such tax returns or otherwise due or claimed to be due by any Governmental or Regulatory Authority. The most recent financial statements contained in the Parent SEC Reports reflect an adequate reserve for all taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against Parent or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries taken as a whole. No requests for waivers or comparable consents with respect to the time to assess any taxes against Parent or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Parent SEC Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries taken as a whole. Parent and its Subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of taxes (including, without limitation, withholding of taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws and withholding with respect to employee wages) and have, within the time and manner prescribed by law, withheld and paid over to the proper Governmental or Regulatory Authority all amounts required to be withheld and paid over under all applicable laws.

                  (b) Neither Parent nor any of its Subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code.

                  4.13 Employee Benefit Plans; ERISA. (a) Except as described in the Recent Parent SEC Reports or as would not have a material adverse effect on Parent and its Subsidiaries taken as a whole, (i) all Parent Employee Benefit Plans are in compliance with all applicable requirements of law, including ERISA and the Code, and (ii) neither Parent nor any of its Subsidiaries nor any Parent ERISA Affiliate has any liabilities or obligations with respect to any such Parent Employee Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of Parent are any such liabilities or obligations expected to be incurred. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

                  (b) No liability under Title IV of ERISA has been incurred by Parent or any Parent ERISA Affiliate within the past six years that has not been satisfied in full. To the knowledge of Parent, no condition exists that presents a material risk to Parent, any of the Subsidiaries or any Parent ERISA Affiliate of incurring a liability under such Title. The PBGC has not instituted proceedings to terminate any of the Plans and no condition exists that presents a material risk that such proceedings will be instituted. With respect to each of the Plans that is subject to Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits by an amount which would have, or could reasonably be expected to have, a material adverse effect on Parent and its Subsidiaries taken as a whole. None of the Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Plans ended prior to the date of this Agreement. No withdrawal by Parent or any Parent ERISA Affiliate from any Parent Employee Benefit Plan that is a "multiemployer plan," as such term is defined in section 3(37) of ERISA, would result in a withdrawal liability having a material adverse effect on Parent and its Subsidiaries taken as a whole. Each of the Plans that is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code. No liability under any Plan which provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law or benefits, the full cost of which is borne by the current or former employee) would, or would reasonably be likely to, have a material adverse effect on Parent and its Subsidiaries taken as a whole. There are no pending or threatened claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

                  (c) As used herein "Parent Employee Benefit Plan" means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by Parent or any of its Subsidiaries or ERISA Affiliates for the benefit of the current or former employees or directors of Parent or any of its Subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement.

                  4.14 Labor Matters. Except as disclosed in the Recent Parent SEC Reports or in Section 4.14 of the Parent Disclosure Letter, there are no material controversies pending or, to the knowledge of Parent, threatened between Parent or any of its Subsidiaries and any representatives of its employees, except as would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries taken as a whole, and, to the knowledge of Parent, there are no material organizational efforts presently being made involving any of the now unorganized employees of Parent or any of its Subsidiaries. Since January 1, 1994, there has been no work stoppage, strike or other concerted action by employees of Parent or any of its Subsidiaries except as have not, individually or in the aggregate, had a material adverse effect on Parent and its Subsidiaries taken as a whole.

                  4.15 Environmental Matters. (a) Each of Parent and its Subsidiaries has obtained all Environmental Permits which are required under any applicable Environmental Law in respect of its business or operations, except for such failures to have Environmental Permits which, individually or in the aggregate, are not reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Each of such Environmental Permits is in full force and effect and each of Parent and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law, except for such failures to be in compliance which, individually or in the aggregate, are not reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

                  (b) There is no Environmental Claim pending or to the knowledge of Parent threatened against Parent or any of its Subsidiaries or to the knowledge of Parent, against any person or entity whose liability for any Environmental Claim Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that is reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

                  (c) Except as set forth in Section 4.15 of the Parent Disclosure Letter, to the knowledge of Parent, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material which could form the basis of any Environmental Claim against Parent or any of its Subsidiaries, or to the knowledge of Parent, against any person or entity whose liability for any Environmental Claim Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, except for such liabilities which, individually or in the aggregate, are not reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

                  (d) To the knowledge of Parent, no site or facility now or previously owned, operated or leased by Parent or any of its Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA.

                  (e) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by Parent or any of its Subsidiaries, other than any such real property not individually or in the aggregate material to Parent and its Subsidiaries taken as a whole, and no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of Parent, is in process which could subject any of such properties to such Liens.

                  (f) Prior to Closing, Parent shall have made available for inspection to the Company true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring possessed or initiated by Parent or any of its Subsidiaries pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by Parent or any of its Subsidiaries, or regarding Parent's or any of its Subsidiaries' compliance with applicable Environmental Laws.

                  4.16 Intellectual Property Rights. (a) Parent and its Subsidiaries own or have the right to use, all Intellectual Property individually or in the aggregate material to the conduct of the businesses of Parent and its Subsidiaries as currently


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



conducted taken as a whole. To the knowledge of Parent, neither Parent nor any Subsidiary of Parent is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, such Intellectual Property is not being infringed by any third party, and neither Parent nor any Subsidiary of Parent is infringing any intellectual property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and are not reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

                  (b) Either Parent or one of its Subsidiaries currently is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each application and registration included in the Intellectual Property, except for any such failure which, individually or in the aggregate, is not reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

                  (c) Parent and its Subsidiaries, with respect to all Intellectual Property owned thereby, have taken or caused to be taken all reasonable steps to obtain and retain valid and enforceable Intellectual Property rights therein, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions, except where the failure to do so is not reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

                  (d) The consummation of the transaction contemplated hereby will not result in the loss or impairment of Parent's or any of its Subsidiaries' right to own or use any of the material Intellectual Property nor will it require the consent of any Governmental or Regulatory Authority or third party except for any such loss, impairment or non-consent which, individually or in the aggregate, is not reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

                  4.17 Opinion of Financial Advisor. Parent has received the oral opinion of Lehman Brothers Inc., dated the date hereof, to the effect that, from a financial point of view, the consideration to be paid by Parent in the Merger is fair to Parent.

                  4.18 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries owns any shares of Company Common Stock. No other affiliates of Parent beneficially own in the aggregate more than 1 percent of the shares of Company Common Stock.


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



                  4.19 Accounting Matters. (a) To the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed or failed to take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would disqualify the treatment of the business combination to be effected by the Merger as a pooling of interests for accounting purposes.

                  (b) Parent (i) believes, based on discussions with the SEC (as and to the extent previously disclosed to the Company), that with respect to Parent, the SEC currently would not object to accounting for the Merger as a pooling of interests transaction and (ii) has received written advice from Deloitte & Touche LLP (addressed to both Parent and the Company) that, with respect to Parent, the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

                  4.20 Vote Required. The affirmative vote of at least a majority of the votes cast by the holders of record of shares of Parent Common Stock represented in person or by proxy at a meeting in which a quorum of stockholders is present with respect to the approval of the issuance of Parent Common Stock in connection with the Merger and the increase in the size of the Board of Directors of Parent in connection with Section 6.11 is the only vote of the holders of any class or series of the capital stock of Parent that may be required to approve such issuance.

                                   ARTICLE V

                                   COVENANTS

                  5.01 Covenants of the Company and Parent. At all times from and after the date hereof until the Effective Time, the Company and Parent each covenants and agrees as to itself and its Subsidiaries that (except as disclosed in Section 5.01 of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, or as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise previously consent in writing):

                  (a) Ordinary Course. The Company and its Subsidiaries shall conduct their businesses only in, and the Company and its Subsidiaries, shall not take any action except in the ordinary course consistent with past practice.

                  (b) Without limiting the generality of paragraph (a) of this Section, (i) the Company and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all


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



material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with significant customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to them, and (ii) the Company shall, and shall not permit any of its Subsidiaries to, except as otherwise expressly provided for in this Agreement:

                  (A) amend or propose to amend its certificate or articles of incorporation or bylaws (or other comparable corporate charter documents);

                  (B) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except that the Company may continue the declaration and payment of regular quarterly cash dividends (including increases consistent with past practice) on Company Common Stock, with usual record and payment dates for such dividends in accordance with past dividend practice, and except for the declaration and payment of dividends by a wholly-owned Subsidiary solely to its parent corporation, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto;

                  (C) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than (w) the issuance of Company Common Stock or stock appreciation or similar rights, as the case may be, pursuant to Company Option Plans or Company Employee Benefit Plans, in each case outstanding on the date of this Agreement and in accordance with their present terms, (x) the issuance of options pursuant to Company Option Plans in accordance with their present terms and only in connection with the hiring of new employees, and the issuance of shares of Company Common Stock upon exercise of such options, (y) the issuance by a wholly-owned Subsidiary of its capital stock to its parent corporation and (z) the issuance of Company Rights and reservation of Company Series A Preferred Stock pursuant to the Company Rights Agreement in accordance with the terms thereof) or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

                  (D) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of its business consistent with past practice;

                  (E) other than dispositions in the ordinary course of its business consistent with past practice, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

                  (F) except to the extent required by applicable law, (x) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

                  (G) (x) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice, or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice;

                  (H) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any Company Employee Benefit Plan or other agreement, arrangement, plan or policy between the Company or one of its Subsidiaries and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

                  (I) enter into any Contract or amend or modify any existing Contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of such party or any of its Subsidiaries;

                  (J) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets except in the ordinary course of business consistent with past practice;

                  (K) make any change in the lines of business in which it participates or is engaged; or

                  (L) enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

                  (c) Parent shall, and shall not permit any of its Subsidiaries to, except as otherwise expressly provided for in this Agreement, announce, enter into or commit to enter into any transaction, which entry into, commitment or announcement would reasonably be expected to cause a significant delay of the date of the mailing of the Proxy Statement or of the scheduled date of either of the Stockholders' Meetings.

                  (d) Advice of Changes. Each party shall confer on a regular and frequent basis with the other with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, is reasonably expected to have a material adverse effect on the Company or Parent, as the case may be, and its Subsidiaries taken as a whole or on the ability of the Company or Parent, as the case may be, to consummate the transactions contemplated hereby; provided that no party shall be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law.

                  (e) Notice and Cure. Each of Parent and the Company will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Parent or the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent or the Company contained in this Agreement. Each of Parent and the Company also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent or the Company. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

                  (f) Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition. In addition, Parent will use commercially reasonable efforts to cause the conditions set forth in Section 7.02(g) and the Company will use commercially reasonable efforts to cause the conditions set forth in Section 7.02(h) to be satisfied promptly after the date hereof, and in any event no later than the date of the mailing of the Proxy Statement.

                  5.02 No Solicitations. Prior to the Effective Time, the Company agrees (a) that neither it nor any of its affiliates or Subsidiaries shall, and it shall cause its Representatives not to, initiate, solicit or encourage (including by way of furnishing information), directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, consolidation or other business combination including the Company or any of its Significant Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole, (ii) 15% or more of the outstanding shares of Company Common Stock or (iii) 15% of the outstanding shares of the capital stock of any Significant Subsidiary of the Company (any such proposal or offer being hereinafter referred to as an "Alternative

Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform such parties of its obligations under this Section; and (c) that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such persons; provided, however, that nothing contained in this Section
5.02 shall prohibit the Board of Directors of the Company from (i) furnishing information to (but only pursuant to a confidentiality agreement in customary form and having terms and conditions substantially comparable to the Confidentiality Agreement) or entering into discussions or negotiations with any person or group that makes an unsolicited bona fide Alternative Proposal, if, and only to the extent that, (A) the Board of Directors of the Company, based upon the written opinion of outside counsel (a copy of which shall be provided promptly to Parent), determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or group, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or group, and (C) the Company keeps Parent informed of the status and all material information including the identity of such person or group with respect to any such discussions or negotiations to the extent such disclosure would not constitute a violation of any applicable law; and (ii) to the extent required, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal.

                  5.03 Company Rights Agreement. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.19) reasonably requested in writing by Parent (including redeeming the Company Rights immediately prior to the Effective Time or amending the Company Rights Agreement) in order to render the Company Rights inapplicable to this Agreement, the Merger and the other transactions contemplated hereby. Prior to the Effective Time, without the prior written consent of Parent, the Company will not take any action to amend the Company Rights Agreement or to redeem the Company Rights.

                  5.04 Conduct of Business of Sub. Prior to the Effective Time, except as may be required by applicable law and subject to the other provisions of this Agreement, Parent shall cause Sub to (a) perform its obligations under this Agreement in accordance with its terms, (b) not incur directly or indirectly any liabilities or obligations other than those incurred in connection with the Merger and the other transactions contemplated hereby, (c) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is not contemplated by this Agreement and (d) not create, grant or suffer to exist any Lien upon its properties or assets which would attach to any properties or assets of the Surviving Corporation after the Effective Time.

                  5.05 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

                  5.06 Purchases of Common Stock of the Other Party. During the period from the date hereof through the Effective Time, neither Parent nor any of its Subsidiaries or other affiliates will purchase any shares of Company Common Stock, and neither the Company nor any of its Subsidiaries or other affiliates will purchase any shares of Parent Common Stock.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

                  6.01 Access to Information; Confidentiality. (a) Each of the Company and Parent shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide the other party and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company or Parent, as the case may be, and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company or Parent, as the case may be, and its Subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or Parent, as the case may be, or any of its Subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans or Parent Employee Benefit Plans, as the case may be, and other books and records) concerning the business and operations of the Company or Parent, as the case may be, and its Subsidiaries as the other party or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 6.01 that constitutes "Evaluation Material" (as such term is defined in the letter agreement dated as of July 9, 1996 between the Company and Parent (the "Confidentiality Agreement")) shall be governed by the terms of the Confidentiality Agreement.

                  (b) Each party will hold, and will use its best efforts to cause its Representatives to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by other requirements of applicable laws of Governmental or Regulatory Authorities (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of Governmental or Regulatory Authorities), or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party and its Subsidiaries furnished to it by such other party or its Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information are not included in the term Evaluation Material pursuant to the third paragraph of the Confidentiality Agreement. In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of the Company or Parent, as the case may be, the other party will, and will cause its Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the Company or Parent, as the case may be, or its Representatives to such party and its Representatives in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the Company or Parent, as the case may be, or its Representatives.

                  6.02 Preparation of Registration Statement and Proxy Statement. The Company and Parent shall prepare and file with the SEC as soon as reasonably practicable after the date hereof but, in any event no later than December 31, 1996, the Proxy Statement and Parent shall prepare and file with the SEC as soon as reasonably practicable after such date, the Registration Statement, in which the Proxy Statement will be included as the prospectus. Parent and the Company shall use their best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. Parent shall also take any action (other than qualifying as a foreign corporation or taking any action which would subject it to service of process in any jurisdiction where Parent is not now so qualified or subject) required to be taken under applicable state blue sky or securities laws in connection with the issuance of Parent Common Stock in connection with the Merger. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Registration Statement, Parent shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Parent, Sub and the Company shall cooperate with each other in the preparation of the Registration Statement and the Proxy Statement and any amendment or supplement thereto, and each shall notify the other of the receipt of any comments of the SEC with respect to the Registration Statement or the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to the other promptly copies of all correspondence between Parent or the Company, as the case may be, or any of its Representatives with respect to the Registration Statement or the Proxy Statement. Parent shall give the Company and its counsel the opportunity to review the Registration Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Parent and Sub agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause (x) the Registration Statement to be declared effective by the SEC at the earliest practicable time and to be kept effective as long as is necessary to consummate the Merger, and (y) the Proxy Statement to be mailed to the holders of Company Common Stock and Parent Common Stock entitled to vote at the meetings of the stockholders of the Company and Parent at the earliest practicable time.

                  6.03 Approval of Stockholders. (a) The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting" and, together with the Parent Stockholders' Meeting, the "Stockholders' Meetings") for the purpose of voting on the adoption of this Agreement (the "Company

Stockholders' Approval") as soon as reasonably practicable after the date hereof. Subject to the exercise of fiduciary obligations under applicable law as advised in writing by outside counsel (a copy of which will be provided promptly to Parent), the Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the stockholders of the Company adopt this Agreement, and shall use its best efforts to obtain such adoption. At such meeting, Parent shall, and shall cause its Subsidiaries to, cause all shares of Company Common Stock then owned by Parent or any such Subsidiary to be voted in favor of the adoption of this Agreement.

                  (b) Parent shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "Parent Stockholders' Meeting") for the purpose of voting on the issuance of Parent Common Stock in the Merger (the "Parent Stockholders' Approval"). Parent shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of Parent that the stockholders of Parent approve such issuances of Parent Common Stock, and shall use its best efforts to obtain such approval. At the Parent Stockholders' Meeting, Parent may seek such other action by its stockholders as set forth in connection with the execution of this agreement a letter of even date herewith delivered to the Company.

                  (c) Parent and the Company shall coordinate and cooperate with respect to the timing of the Stockholders' Meetings and shall use their best efforts to cause the Stockholders' Meetings to be held on the same day and as soon as practicable after the date hereof.

                  6.04 Company Affiliates. At least thirty (30) days prior to the Closing Date the Company shall deliver a letter to Parent identifying all persons who, at the time of the Company Stockholders' Meeting, may, in the Company's reasonable judgment, be deemed to be "affiliates" (as such term is used in Rule 145 under the Securities Act) of the Company ("Company Affiliates"). The Company shall use its best efforts to cause each Company Affiliate to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form and to the effect of Exhibit A hereto (an "Affiliate Agreement"). Parent shall be entitled to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Affiliate Agreements.

                  6.05 Stock Exchange Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger and under the Company Option Plans after the Merger in accordance with this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

                  6.06 Certain Tax Matters. Each of Parent and the Company shall not take or fail to take any action which would cause Parent, the Company or their respective stockholders (except to the extent that any stockholder of the Company may receive cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the exchange of Parent Common Stock for Company Common Stock in the Merger.

                  6.07 Regulatory and Other Approvals. (a) Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections
6.02 and 6.03, each of the Company and Parent will proceed diligently and in good faith to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of Parent and the Company or their affiliates under the HSR Act no later than fifteen business days after the date hereof, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general.

                  6.08 Employee Benefit Plans. (a) Parent shall cause the Company Employee Benefit Plans (other than the Company Option Plans) in effect at the date of this Agreement to remain in effect until the first anniversary of the Effective Time or, to the extent such Company Employee Benefit Plans are not continued, Parent will maintain until such date benefit plans which are no less favorable, in the aggregate, to the employees covered by such Company Employee Benefit Plans. In the case of Company Employee Benefit Plans which are continued and under which the employees' interests are based on Company Common Stock, such interests shall be based on Parent Common Stock in an equitable manner; provided, however, that nothing contained herein shall be construed as requiring the Company or the Surviving Corporation to continue any specific plan.

                  (b) Notwithstanding the provisions of Section 6.08(a), Parent will, and will cause the Surviving Corporation to, honor without modification the PHH Corporation Corporate Incentive Plan FY 1997 which terminates on April 30, 1997 provided that the payments pursuant to such plan are (i) consistent with past practice, (ii) properly accrued for under generally accepted accounting principles and (iii) in the aggregate, less than $10,000,000, and all employee severance plans (or policies) and employment and severance agreements of the Company or any of its Subsidiaries in existence on the date hereof as such agreements shall be in effect in accordance with the terms of this Agreement at the Effective Time, as such plans and agreements are specified in
Section 6.08 of the Company Disclosure Letter.

                  6.09 Company Option Plans. At the Effective Time, each holder of an outstanding option to purchase shares of Company Common Stock (a "Company Stock Option") under the Company Option Plans, whether vested or unvested, shall be entitled to receive in exchange for all of such holder's Company Stock Options a number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) the excess, if any, of (i) the product of (A) the Average Price as of the Company Stockholders' Meeting, (B) the Conversion Number and (C) the number of shares of Company Common Stock subject to such Company Stock Options, over (ii) the aggregate exercise price of such Company Stock Options less any applicable withholding taxes required by any Governmental or Regulatory Authority in connection with payment of the foregoing amount by (b) the Average Price as of the Company Stockholders' Meeting. The provisions of Section 2.02 shall apply mutatis mutandis with respect to the foregoing. The Company shall obtain prior to the Closing Date all consents, if any, required from each holder of Company Stock Options to permit the exchange contemplated by this Section 6.09.

                  6.10 Directors' and Officers' Indemnification and Insurance.
(a) The Company, and from and after the Effective Time Parent and the Surviving Corporation (each, an "Indemnifying Party"), shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs and expenses (including reasonable attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or

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after the Effective Time) that is based in whole or in part on, or arises in whole or in part out of, the fact that such Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries and relates to or arises out of any action or omission occurring at or prior to the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be; provided that no Indemnifying Party shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld; and provided, further, that no Indemnifying Party shall be liable for any Indemnified Liabilities which occur as a result of the gross negligence or willful misconduct of the Indemnified Party. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising prior to or after the Effective
Time), (w) the Indemnifying Parties will pay expenses in advance of the final disposition of any such claim, action suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law; provided that the person to whom expenses are advanced provides any undertaking required by applicable law to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (x) the Indemnified Parties shall retain counsel reasonably satisfactory to the Indemnifying Parties; (y) the Indemnifying Parties shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties (subject to the final sentence of this paragraph) promptly as statements therefor are received; and (z) the Indemnifying Parties shall use all commercially reasonable efforts to assist in the defense of any such matter. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Indemnifying Parties, but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this paragraph except to the extent such failure materially prejudices such Indemnifying Party. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

                  (b) Except to the extent required by law, Parent will keep in effect and guarantee performance of the provisions for indemnification of directors or officers contained in the certificates or articles of incorporation or bylaws (or other


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comparable charter documents) of the Surviving Corporation and its Subsidiaries
(which as of the Effective Time shall be those maintained by the Company and its Subsidiaries on the date hereof) in such a manner as would not adversely affect the rights of any individual who shall have served as a director or officer of the Company or any of its Subsidiaries prior to the Effective Time to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time.

                  (c) Parent and the Surviving Corporation shall, until the sixth anniversary of the Effective Time, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time; provided that in no event shall Parent or the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph any amount per annum in excess of two hundred percent (200%) of the aggregate premiums payable by the Company and its Subsidiaries in 1996 (on an annualized basis) for such purpose.

                  (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under paragraph (c) above, respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the certificate or articles of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, under the MGCL or otherwise.

                  6.11 Appointment of Director. Parent shall use its best efforts to cause the Board of Directors of Parent to invite Mr. Robert D. Kunisch to become a member of the Board of Directors of Parent following the Closing, subject to an increase in the size of the Board of Directors of Parent.

                  6.12 Expenses. Except as set forth in Section 8.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

                  6.13 Brokers or Finders. Each of Parent and the Company represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Goldman,


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Sachs & Co. and the Beacon Group, whose fees and expenses will be paid by the
Company in accordance with the Company's agreements with such firms which have previously been provided to Parent, and Lehman Brothers Inc., whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm, and each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

                  6.14 Takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

                  6.15 Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. The Company shall pay, without deduction or withholding from any amount payable to the holders of Company Common Stock, any such taxes or fees imposed by any Governmental or Regulatory Authority (and any penalties and interest with respect to such taxes and fees), which become payable in connection with the transactions contemplated by this Agreement, on behalf of the stockholders of the Company.

                  6.16 Pooling of Interests. (a) From and after the date hereof and until the Effective Time, neither Parent nor the Company nor any of their respective Subsidiaries or other affiliates shall take any action, or fail to take any action, that would disqualify the treatment of the business combination to be effected by the Merger as a "pooling of interests" for accounting purposes. Following the Effective Time, Parent shall use all commercially reasonable efforts to conduct the business of the Surviving Corporation, and shall cause the Surviving Corporation to use all commercially reasonable efforts to conduct its business, in a manner that would not jeopardize the


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



characterization of the Merger as a "pooling of interests" for accounting purposes.

                  (b) Promptly following the Effective Time, and in any event within thirty (30) business days following the end of the first calendar month beginning thereafter, Parent will publish results covering at least thirty (30) days of post-merger combined operations of the Company and Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10- K, 10-Q, or 8-K, or any other public filing or announcement which includes the combined results of operations including sales and net income.

                                  ARTICLE VII

                                   CONDITIONS

                  7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                  (a) Stockholder Approval. This Agreement shall have been adopted by the requisite vote of the stockholders of the Company under the MGCL. The stockholders of Parent shall have approved the issuance of Parent Common Stock in the Merger by the requisite vote under applicable law and under the applicable regulations of the NYSE, as the case may be.

                  (b) Registration Statement; State Securities Laws. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding seeking such an order shall be pending or threatened. Parent shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the Parent Common Stock pursuant to this Agreement and under the Company Option Plans after the Merger.

                  (c) Exchange Listing. The shares of Parent Common Stock issuable to the Company's stockholders in the Merger and under the Company Option Plans after the Merger in accordance with this Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance.

                  (d) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.


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



                  (e) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

                  (f) Governmental and Regulatory and Other Consents and Approvals. Other than the filing provided for by Section 1.03, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken (i) is reasonably expected to have a material adverse effect on Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or (ii) will result in a violation of any criminal laws, shall have been obtained, all in form and substance reasonably satisfactory to Parent and the Company.

                  (g) Pooling Letters. Parent and the Company shall have received letters from Deloitte & Touche LLP and KPMG Peat Marwick, each dated the date of the Proxy Statement and confirmed in writing at the Effective Time and addressed to Parent and the Company, respectively, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

                  7.02 Conditions to Obligation of Parent and Sub to Effect the Merger. The obligation of Parent and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Sub in their sole discretion):

                  (a) Representations and Warranties. The representations and warranties made by the Company in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement and except for such failures of representations or warranties to be true and correct (without regard to any materiality qualifiers contained therein) which, individually or in the aggregate, are not having and are not reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, and the Company shall have


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



delivered to Parent a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

                  (b) Performance of Obligations. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

                  (c) Company Rights Agreement. On or prior to the Closing Date, the Company Rights shall not have become exercisable or transferable apart from the associated shares of Company Common Stock, no "Share Acquisition Date" or "Distribution Date" (as defined in the Company Rights Agreement) shall have occurred and the Company Rights shall not have become nonredeemable, in each case other than as a result of actions by Parent or any of its affiliates.

                  (d) Tax Opinion. Parent and Sub shall have received the opinion, based on appropriate representations of the Company and Parent, of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Parent, dated on or about the date on which the Registration Statement (or the last amendment thereto) shall have become effective, which opinion shall have been confirmed in writing on and as of the Closing Date, to the effect that:

                         (i) The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

                        (ii) No gain or loss will be recognized by Parent or the Company as a result of the Merger;

                       (iii) No gain or loss will be recognized by the stockholders of the Company upon the exchange of their shares of Company Common Stock solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

                        (iv) The aggregate tax basis of the shares of Parent Common Stock received solely in exchange for shares of Company Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is


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



         received) will be the same as the aggregate tax basis of the shares of Company Common Stock exchanged therefor;

                         (v) The holding period for shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger will include the holding period of the shares of Company Common Stock exchanged therefor, provided such shares of Company Common Stock were held as capital assets by the stockholder at the Effective Time; and

                        (vi) A stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received.

In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may receive and rely upon covenants, agreements, representations and warranties contained in a certificate of the Company (the "Company Tax Certificate"), a certificate of Parent (the "Parent Tax Certificate"), and other appropriate certificates of Parent, the Company and others.

                  (e) Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                  (f) Average Price. The Average Price with respect to the Closing Date shall be no less than $50.00 (the "Minimum Average Price"), subject to adjustment in accordance with Section 2.01(c)(ii).

                  (g) Bank Consent. Parent shall have received the required consents from the required banks pursuant to (i) Parent's 364-Day Competitive Advance and Revolving Credit Agreement, dated as of October 2, 1996, between Parent, the Lenders (as defined therein) and The Chase Manhattan Bank, as administrative agent, (ii) Parent's Five Year Competitive Advance and Revolving Credit Agreement, dated as of October 2, 1996, between Parent, the Lenders (as defined therein) and The Chase Manhattan Bank, as administrative agent, (iii) Parent's guaranty of the Credit Agreement, dated as of August 28, 1996, by and among Chartwell Leisure Inc., Chartwell Canada Corp., the Banks (as defined therein), The Bank of Nova Scotia, as syndication agent, and The Chase Manhattan Bank, as Administrative Agent and


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



(iv) a Guaranty of a Credit Agreement, by and among Wingate Financial LLC, the Lenders (as defined therein) and the Chase Manhattan Bank, as Administrative Agent.

                  (h) Master Credit Agreements. The Company shall have received the required consents under, or appropriately refinanced or replaced, the credit agreements listed in paragraph 3 of Section 3.04 of the Company Disclosure Letter.

                  7.03 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

                  (a) Representations and Warranties. The representations and warranties made by Parent and Sub in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement and except for such failures of representations or warranties to be true and correct (without regard to any materiality qualifiers contained therein) which, individually or in the aggregate, are not having and are not reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by its Chairman of the Board, President or any Executive Vice President and in the name and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

                  (b) Performance of Obligations. Parent and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Sub at or prior to the Closing, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by its Chairman of the Board, President or any Executive Vice President and in the name and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

                  (c) Tax Opinion. The Company shall have received the opinion, based on appropriate representations of the Company and Parent, of Piper & Marbury L.L.P., special counsel to the Company, dated on or about the date on which the Registration Statement (or the last amendment thereto) shall have become


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



effective, which opinion shall have been confirmed in writing on and as of the Closing Date to the effect that:

                         (i) The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

                        (ii) No gain or loss will be recognized by Parent or the Company as a result of the Merger;

                       (iii) No gain or loss will be recognized by the stockholders of the Company upon the exchange of their shares of Company Common Stock solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

                        (iv) The aggregate tax basis of the shares of Parent Common Stock received solely in exchange for shares of Company Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of Company Common Stock exchanged therefor;

                         (v) The holding period for shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger will include the holding period of the shares of Company Common Stock exchanged therefor, provided such shares of Company Common Stock were held as capital assets by the stockholder at the Effective Time; and

                        (vi) A stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received.

In rendering such opinion, Piper & Marbury L.L.P. may receive and rely upon covenants, agreements, representations and warranties contained in the Company Tax Certificate, the Parent Tax Certificate, and other appropriate certificates of Parent, the Company and others.

                  (d) Proceedings. All proceedings to be taken on the part of Parent and Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such


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



documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                  (e) Average Price. The Average Price with respect to the Closing Date shall be no less than the Minimum Average Price, subject to adjustment in accordance with Section 2.01(c)(ii).

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

                  8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval:

                  (a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

                  (b) By either the Company or Parent upon notification to the non-terminating party by the terminating party:

                       (i) at any time after June 16, 1997 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

                       (ii) if (A) the Company Stockholders' Approval (under the
         MGCL) or (B) Parent Stockholders' Approval (under applicable law and under the applicable regulations of the NYSE), as the case may be, shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such stockholders, or any adjournment thereof, called therefor;

                       (iii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party; or

                        (iv) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable;

                  (c) By the Company if (i) the Board of Directors of the Company determines in good faith, based upon the written opinion of outside counsel (a copy of which shall be provided promptly to Parent), that termination of the Agreement is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law by reason of an unsolicited bona fide Alternative Proposal having been made; provided that the Company shall have complied with the provisions of clauses (B) and (C) of Section 5.02 and shall notify Parent at least 48 hours in advance of its intention to terminate this Agreement or enter into a definitive agreement with respect to such Alternative Proposal; (ii) if at any time after the Company Stockholders' Meeting, the Average Price with respect to any date thereafter shall be less than the Minimum Average Price, subject to adjustment in accordance with Section 2.01(c)(ii); or
(iii) the Board of Directors of Parent shall have withdrawn or modified in a manner materially adverse to the Company its approval or recommendation of this Agreement or the Merger;

                  (d) By Parent if the Board of Directors of the Company (or any committee thereof) shall have withdrawn or modified in a manner materially adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the stockholders of the Company; or

                  (e) By Parent if at any time after the Company Stockholders' Meeting, the Average Price with respect to any date thereafter shall be less than the Minimum Average Price, subject to adjustment in accordance with Section 2.01(c)(ii).

                  8.02 Effect of Termination. (a) If this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective Representatives or affiliates), except (i) that the provisions of Sections 6.01(b), 6.12 and 6.13 and this Section 8.02 will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for wilful breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below. The effectiveness of any termination under this Agreement shall be subject to the payments required to be made pursuant to paragraph (b) below being so made.


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



                  (b)(i) If this Agreement is terminated by (x) the Company pursuant to Section 8.01(c)(i) or (y) by Parent pursuant to Section 8.01(d), then the Company shall pay or cause to be paid to Parent, by wire transfer of same day funds on the day of such termination, a termination fee of $50,000,000.

                     (ii) In the event that (x) this Agreement is terminated by either party pursuant to Section 8.01(b)(ii)(A) and (y) prior to such termination any person or group shall have made an Alternative Proposal, then the Company shall pay or cause to be paid to Parent, by wire transfer of same day funds upon receipt of appropriate documentation therefor, Parent's documented out-of-pocket expenses relating to this Agreement and the transactions contemplated hereby; provided, however, that such expenses shall not exceed $2,500,000. In the event that within one year after the date of such termination the Company enters into an agreement with the person or group that made such Alternative Proposal, then the Company will pay to Parent, by wire transfer of same day funds on the closing date of such transaction, a termination fee of $50,000,000 (less any amounts paid pursuant to the foregoing sentence).

                     (iii) In the event that this Agreement is terminated by either party pursuant to Section 8.01(b)(ii)(B), then Parent shall pay or cause to be paid to the Company, by wire transfer of same day funds upon receipt of appropriate documentation therefor, the Company's documented out-of-pocket expenses relating to this Agreement and the transactions contemplated hereby; provided, however, that such expenses shall not exceed $2,500,000.

                  (c) The parties acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement; accordingly, if either party fails promptly to pay the amount due pursuant to this Section 8.02, and in order to obtain such payment, either party commences a suit which results in a judgment against the non-paying party for the fee set forth in this Section 8.02, the non-paying party shall pay to the other party as the case may be, its cost and expenses (including reasonable attorney's fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                  8.03 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval shall have been obtained, but


                                       67


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after such adoption and approval only to the extent permitted by applicable law.
No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

                  8.04 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                  9.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article I and Article II, in Sections 6.01(b), 6.06, 6.08, 6.09, 6.10, 6.11, 6.12, 6.13, 6.14 and 6.15 and
6.16, this Article IX, the covenants, agreements, representations and warranties contained in the Company Tax Certificate and Parent Tax Certificate and the agreements of the "affiliates" of the Company delivered pursuant to Section 6.04, which shall survive the Effective Time.

                  9.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:


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                  If to Parent or Sub, to:

                  HFS INCORPORATED
                  6 Sylvan Way
                  Parsippany, New Jersey  07054
                  Facsimile No.:  201-359-5335
                  Attn:  General Counsel

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York  10022
                  Facsimile No.:  212-735-2000
                  Attn:  David Fox, Esq.

                  If to the Company, to:

                  PHH CORPORATION
                  11333 McCormick Road
                  Hunt Valley, Maryland 21031
                  Facsimile No.: 410-771-2293
                  Attn:  General Counsel

                  with a copy to:

                  Piper & Marbury L.L.P.
                  Charles Center South
                  36 South Charles Street
                  Baltimore, Maryland  21201-3018
                  Facsimile No.:  410-576-5052
                  Attn:  Larry P. Scriggins, Esq.

                  and

                  Milbank, Tweed, Hadley & McCloy
                  1 Chase Manhattan Plaza
                  New York, New York  10005
                  Facsimile No.:  212-530-0283
                  Attn:  Lawrence Lederman, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section).


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



Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

                  9.03 Entire Agreement; Incorporation of Exhibits. (a) This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms, and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

                  (b) The Company Disclosure Letter, the Parent Disclosure Letter and any Exhibit attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

                  9.04 Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

                  9.05 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Sections 6.08 and 6.10 (which are intended to be for the benefit of the persons entitled to therein, and may be enforced by any of such persons) or as otherwise expressly provided for herein, it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

                  9.06 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Sub may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly-owned Subsidiary of Parent, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

                  9.07 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

                  9.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

                  9.09 Governing Law. Except to the extent that the MGCL is mandatorily applicable to the Merger and the rights of the stockholders of the Constituent Corporations, this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

                  9.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  9.11  Certain Definitions.  As used in this Agreement:

                  (a) except as provided in Section 6.04, the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

                  (b) a person will be deemed to "beneficially" own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

                  (c) the term "business day" means a day other than Saturday, Sunday or any day on which banks located in the States of Maryland and New York are authorized or obligated to close;

                  (d) the term "knowledge" or any similar formulation of "knowledge" shall mean, with respect to the Company, the knowledge of the Company's senior executive officers, and with respect to Parent, the knowledge of Parent's senior executive officers;

                  (e) any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means (i) such event, change or effect is material or materially adverse, as the case may be, to (A) the business, properties, assets, liabilities, financial condition or results of operations of such entity (or of such group of entities) taken as a whole, (B) the validity or enforceability of this Agreement, or (C) the ability of the Company, Parent or any of their Subsidiaries to consummate the transactions contemplated by this Agreement and (ii) any breach (other than an insignificant breach) of the representation contained in the second sentence of
Section 3.02, or Section 4.02, as applicable;

                  (f) the term "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

                  (g) the "Representatives" of any entity means such entity's directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives;

                  (h) the term "Significant Subsidiaries" means, with respect to any party, the Subsidiaries of such party which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act;

                  (i) the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party;

                  (j) the term "Recent Company SEC Reports" means the Company SEC Reports set forth in Section 9.11(j) of the Company Disclosure Letter; and

                  (k) the term "Recent Parent SEC Reports" means the Parent SEC Reports set forth in Section 9.11(k) of the Parent Disclosure Letter.

                  9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

Attest:                             HFS INCORPORATED

/s/ James E. Buckman                   /s/ Henry Silverman
_____________________               By:_______________________________
      Secretary                        Name:  Henry Silverman
                                       Title: Chairman and
                                              Chief Executive Officer

Attest:                             MERCURY ACQ. CORP.

/s/ Christopher J. King                /s/ James E. Buckman
_____________________               By:_______________________________
 Assistant Secretary                   Name:  James E. Buckman
                                       Title: Vice President and Secretary

Attest:                             PHH CORPORATION

/s/ Samuel H. Wright                   /s/ Robert D. Kunisch
_____________________               By:_______________________________
      Secretary                        Name:  Robert D. Kunisch
                                       Title: Chairman and
                                              Chief Executive Officer

                                                                       EXHIBIT A

                        [Form of Affiliate's Agreement]

                                                                       [Date]

[Name and address
  of Parent]

Ladies and Gentlemen:

                  I have been advised that as of the date hereof I may be deemed to be an "affiliate" of _________________________, a Maryland corporation (the "Company"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Neither my entering into this agreement, nor anything contained herein, shall be deemed an admission on my part that I am such an "affiliate".

                  Pursuant to the terms of the Agreement and Plan of Merger dated as of ___________, 1996 (the "Merger Agreement"), among HFS Incorporated, a Delaware corporation ("Parent"), Mercury Acq. Corp., a Maryland corporation ("Sub"), and the Company providing for the merger of Sub with and into the Company (the "Merger"), and as a result of the Merger, I may receive shares of Parent's common stock, par value $____ per share (the "Parent Securities"), in exchange for the shares of common stock, without par value, of the Company owned by me at the Effective Time (as defined in the Merger Agreement) of the Merger.

                  I represent and warrant to Parent that in such event:

                  A. I shall not make any sale, transfer or other disposition of the Parent Securities in violation of the Act or the Rules and Regulations.

                  B. I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Securities, to the extent I felt necessary, with my counsel or counsel for the Company.

                  C. I have been advised that the issuance of Parent Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Company I may have been deemed to have been an affiliate of the Company and a distribution by me of Parent Securities has not been registered under the Act, the Parent Securities must be held by me indefinitely unless (i) a distribution of Parent Securities by me has been registered under the Act, (ii) a sale of Parent Securities by me is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent, some other exemption from registration is available with respect to a proposed sale, transfer or other disposition of the Parent Securities by me.

                  D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of Parent Securities by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from registration available.

                  E. I also understand that stop transfer instructions will be given to Parent's transfer agents with respect to the Parent Securities.

                  F. I also understand that unless the transfer by me of my Parent Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under such Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of such Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of such Act."

                  I further represent to and covenant with Parent and the Company that I have not, within the thirty (30) days prior to the Effective Time (as defined in the Merger Agreement), sold, transferred or otherwise disposed of any shares of the capital stock of Parent or the Company held by me and that I will not sell, transfer or otherwise dispose of any shares of Parent Securities received by me in the Merger or other shares of the capital stock of Parent until after such time as results covering at least thirty (30) days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10- K, 10-Q, or 8-K, or any other public filing or announcement which includes the combined results of operations. Parent agrees to publish such results within the period set forth in Section 6.16(b) of the Merger Agreement.

                  By its acceptance hereof, Parent agrees, for a period of two years after the Effective Time, that it will file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 144(c) under the Act are satisfied and the resale provisions of Rules 145(d)(1) and (2) under the Act are therefore available to me in the event I desire to transfer any Parent Securities issued to me in the Merger.

                                      Very truly yours,


                                      -------------------------------
                                      Name:


Accepted this ____ day of
__________, ____, by:

HFS INCORPORATED


By____________________________
  Name:
  Title: